Exhibit 99.1

Horsehead Holding Corp. Reports Third Quarter 2015 Results

PITTSBURGH--(BUSINESS WIRE)--November 9, 2015--Horsehead Holding Corp. (Nasdaq:ZINC) reported a consolidated net loss of $27.4 million, or $(0.48) per diluted share, for the third quarter of 2015 compared to a consolidated net loss of $7.0 million, or $(0.14) per diluted share, for the third quarter of 2014. Results for the quarter, adjusted to exclude unfavorable non-cash adjustments associated with hedges, was a consolidated net loss of $25.5 million, or $(0.45) per diluted share, compared to a consolidated net loss on the same basis of $7.5 million for the third quarter of 2014, or $(0.15) per diluted share.

“The quarter was adversely affected by a sharp decline in commodity prices, lower EAF dust receipts reflecting weaker steel production and some one-time charges primarily related to inventory and LME-related price adjustments. This was offset partially by a 6% increase in shipments on a zinc-contained basis and a 25% increase in shipments of nickel remelt alloy compared with the prior year’s quarter. We continued to supplement our zinc metal shipments with the sale of approximately 27,500 tons of zinc calcine during the third quarter, however, production of Waelz oxide and zinc calcine were lower by 15% and 21%, respectively, as electric arc furnace dust receipts declined by approximately 18%. The total quantity of zinc contained in all product shipments, including Zochem, during the quarter was 46,456 tons, compared to 43,815 tons during the third quarter of 2014,” said Jim Hensler, President and Chief Executive Officer.

Mooresboro Status

“Our primary focus during the quarter was to address production and equipment-related issues at the Mooresboro facility. The facility produced approximately 9,700 tons of zinc metal during the quarter, more than double the volume during the prior year’s quarter.”

“During the third quarter and in October 2015, we made several equipment upgrades and improvements at the Mooresboro facility, some of which required planned outages, all of which are expected to help move the facility toward full capacity. We took a 10 day outage in October, resuming operations on October 21, 2015, and experienced an immediate improvement in the zinc production rate and quality upon start-up. In addition to several equipment upgrades and repairs, the outage allowed us to remove production constraints and process inefficiencies. The outage also allowed us to do a thorough inspection of electrodes in the cellhouse which confirmed the need to replace several of them. The bleed treatment pilot plant, which successfully started in September, has added incremental processing capacity, and we continue to work on development of a full-scale solution. However, we are not able to predict the impact of these improvements on the rate of production going forward, and expect to have intermittent disruptions to the production rate as we continue to implement solutions.”

“During the past few months of 2015, we have significantly enhanced our internal organization at the Mooresboro facility, and we have recently expanded the use of external engineering resources assigned to the Mooresboro projects to accelerate the rate that changes are implemented. These resources, which include engineering, technical support and operations management, have validated the feasibility of the technology, developed improvements to many of the known issues and confirmed the nature and general extent of the operational and financial benefits we expect from this facility. We are focused on implementing these improvements, a number of which were achieved during the recent outage. However, the timing for achieving specific milestones during the ramp-up or the completion of the ramp-up cannot be predicted with certainty.”

“The significant reduction in commodity prices combined with the uncertainty of production levels at Mooresboro has increased the need to focus on options to maintain liquidity to support the on-going ramp-up of Mooresboro. The at-the-market (“ATM”) program announced on October 23, 2015 was put in place to provide flexibility. Additional supplementary financings may be considered, based on the future pace of the ramp-up and commodity prices,” added Hensler.

Third Quarter Highlights

Compared to the same quarter last year:

  Zinc finished product and calcine shipments, on a zinc contained basis, increased 2,642 tons, or 6.0%, to 46,456 tons for the quarter, comprised of 29,317 zinc tons of finished products and 17,139 zinc tons in calcine.
  EAF dust receipts decreased 17.5% to 129,152 tons, primarily reflecting reduced industry steel production.
  The LME zinc price averaged $0.84/lb for the third quarter of 2015 and $1.05/lb for the third quarter of 2014. The LME nickel price averaged $4.79/lb for the third quarter of 2015 compared to $8.43/lb for the third quarter of 2014. We have hedge positions for the fourth quarter of 2015 at an average LME price of $1.07/lb and hedge positions for the first quarter of 2016 at $0.83/lb on one fourth of our expected exposure to the zinc price.
  The lower commodity prices in the third quarter of 2015 reduced sales of produced zinc metal and zinc calcine by approximately $12.2 million when compared to the prior year’s quarter. Settlement of our hedges realized $8.3 million, $5.6 million of which was recorded as mark-to-market adjustments in the second quarter of 2015. In addition, we recorded another favorable mark-to-market adjustment of $5.3 million at the end of the current quarter reflecting the further decline in commodity prices.
  Net sales, excluding non-cash hedge effects, decreased $0.6 million, or 0.6%, to $109.3 million, reflecting the effect of increased shipment volumes, offset by lower LME zinc and nickel prices and a $1.8 million reduction for EAF dust service fees. Zinc calcine sales for the quarter were reduced $3.1 million during the quarter for adjustments to contractual quotation periods as a result of the lower LME zinc price. Price realization for finished zinc products on a zinc-contained basis reflected a $0.26/lb premium to the average LME zinc price for the quarter consistent with the prior year quarter. Sales for the quarter included $13.6 million for material purchased from third parties and sold to our customers.
  Cost of sales were $120.5 million, a $16.3 million increase from the prior year’s quarter, reflecting the effect of increased shipments of finished zinc products and higher conversion costs at our EAF dust recycling plants and the Mooresboro facility resulting from maintenance outages. An increase in volume of production and shipments at the Mooresboro facility, resulted in an increase in cost of sales of $9.0 million, net of the effect of a reduction in conversion cost per ton, As part of this cost, we estimate that there was approximately $3.0 million of temporary inefficiencies associated with consumption of reagents and the effect of the low current efficiency at the cell house. Cost of sales also included approximately $4.0 million associated with physical inventory adjustments and sales tax, workers compensation and medical insurance reserve adjustments during the current quarter.
  Depreciation included a $1.8 million increase for the write off and acceleration of depreciation for electrodes scrapped at the Mooresboro facility during the quarter.
  Other income decreased $3.7 million for the quarter primarily reflecting income associated with the Monaca property in the prior year quarter.
  Cash used by operating activities was $2.3 million for the quarter ended September 30, 2015, as accounts payable and accrued expenses increased $16.3 million while inventories decreased $4.7 million during the quarter, substantially offsetting losses from operations. Capital spending was $11.7 million for the quarter and financing activities net of an increase in restricted cash used $2.1 million of cash. Cash on hand and availability on our credit facilities totaled $68.0 million at the end of the quarter. In July, we completed a refinancing of two of our credit facilities, adding approximately $30 million of additional liquidity at the end of June 2015. In October we announced an ATM equity program under which we may offer and sell, from time to time, shares of our common stock having an aggregate value of up to $50 million.
  In October 2015, we received a certification notice from the State of North Carolina that we had qualified for and had been approved for a tax credit on the eligible assets related to the recycling equipment at our facility in Mooresboro, North Carolina. Our investment in qualified equipment was over $500 million and we are eligible for income tax credit of up to 50% of the investment for up to 25 years from when the investment was made. During the fourth quarter of 2015 we expect to record the related tax benefit less any estimated valuation allowance.

Shipments and Production Data

	Quarter ended Sept 30,		Nine months ended Sept 30,
	2015	2014	2015	2014

Zinc production finished product - tons	22,831	17,435	68,171	73,620
Shipments - tons
Zinc finished product	32,565	24,053	95,047	101,426
WOX/Calcine shipments	27,467	35,782	78,536	73,933
Total zinc contained - tons	46,456	43,815	134,763	139,665
Net sales realization
Zinc finished products - per lb	$0.99	$1.13	$1.04	$1.05
Zinc finished products -per lb zinc contained	$1.10	$1.31	$1.16	$1.17
EAF dust receipts - tons	129,152	156,605	394,173	447,289
Nickel remelt alloy shipments - tons	8,324	6,657	22,232	21,548
LME average zinc price - per lb	$0.84	$1.05	$0.92	$0.97
LME average nickel price - per lb	$4.79	$8.43	$5.72	$7.81

Business Outlook

During the third quarter, EAF dust tons processed decreased 13.7% compared to the third quarter of 2014 and declined 3.4% compared with the second quarter of 2015 due primarily to reduced receipts. We took the opportunity of low dust receipts to take several maintenance related outages during the third quarter. Given our system-wide inventory of recyclable zinc units, we expect to operate all of our kilns entering the fourth quarter but may idle one or more kilns before the end of the year if steel industry output does not increase. Due to the increased demand for Waelz oxide, we expect to sell some of the excess zinc units as Waelz oxide in addition to zinc calcine going forward, potentially allowing us to idle the calcining operation.

Zochem’s Adjusted EBITDA for the quarter was $1.6 million which was $2.9 million lower than the prior year’s third quarter due primarily to the effect of the sharp decline in LME zinc prices during second and third quarter and the attendant lag-effect of higher metal inventory costs flowing through to the cost of finished goods. Conversely, the trend of rising LME zinc prices in the prior year’s quarter had exactly the opposite effect. Based on growing customer interest, Zochem will embark on expanding its existing presence in Europe through a warehouse/distribution center in Rotterdam, The Netherlands.

INMETCO’s Adjusted EBITDA for the quarter was $4.2 million compared to $4.4 million during the prior year’s third quarter, a reduction of 5%, due primarily to a 43% reduction in the LME nickel price partially offset by a 29% increase in production and a 25% increase in shipments. As a result of the upgrades made during the annual outage in January, INMETCO has made steady progress with improving the productivity of its melting facility with two consecutive record production quarters in the second and third quarters of 2015.

We continue to evaluate the feasibility of adding additional EAF dust recycling capacity to serve new EAF steel mill entrants to the market as well as provide for market share growth. We have had very positive discussions with several steel mills. We have started site evaluations and are beginning preliminary engineering work to assess this opportunity.

Conference Call Information

A conference call will be held on Monday, November 9, 2015 at 11:00 am ET to discuss the results. The call will be hosted by James Hensler, President & CEO, Robert Scherich, Vice President & CFO, and Gary Whitaker, Vice President, General Counsel & Secretary. Dial-in instructions are as follows:

Dial-In Number(s):	United States Toll Free: 1 (877) 261-8992
International & US Toll: 1 (847) 619-6548

Confirmation Number: 40898868

An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at:

http://event.on24.com/r.htm?e=1062754&s=1&k=03EC635834817F2A9BE1116D012F9E90

A replay of the call will be available beginning at 1:30 pm ET on Monday, November 9, 2015 and ending on Monday, November 16, 2015 at 11:59 pm ET. Dial-in instructions for the replay are:

Dial-In Number(s):	United States: 1 (888) 843-7419
International: 1 (630) 652-3042

Access Code: 4089 8868#

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company, Inc. (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem, Inc. (“Zochem”), a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, PA, employs approximately 700 people and has seven facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook, future operating levels, expectations relating to the Mooresboro facility, liquidity, proposed and potential initiatives and strategy, financial and performance targets and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. Our actual results, performance or achievement could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Summary Consolidated Financial Results (in thousands except per share amounts):

Income Statement (unaudited)

	Three months ended Sept 30,		Nine months ended Sept 30,
	2015	2014	2015	2014

Net sales	$106,994	$110,978	$331,936	$347,307
Cost of sales (excluding depreciation and amortization)	120,456	104,206	334,739	320,281
Gross (loss)profit (excluding depreciation and amortization)	(13,462)	6,772	(2,803)	27,026
Depreciation and amortization	14,188	10,528	41,178	23,496
S G & A expenses	5,912	5,665	19,486	17,790
Loss from operations	(33,562)	(9,421)	(63,467)	(14,260)
Interest expense	10,017	8,968	28,245	12,502
Interest and other income	488	4,144	13,073	6,911
Loss before taxes	(43,091)	(14,245)	(78,639)	(19,851)
Income tax benefit	(15,715)	(7,235)	(29,150)	(8,450)
Net loss	$(27,376)	$(7,010)	$(49,489)	$(11,401)

Loss per diluted share	$ (0.48)	$ (0.14)	$ (0.88)	$ (0.23)

Weighted average diluted shares outstanding	56,664	50,715	56,062	50,670

Adjusted EBITDA (1)	$(15,055)	$1,654	$(24,989)	$13,017

Balance Sheet Items

	Sept 30, 2015	December 31, 2014
	(unaudited)
Cash and equivalents	$34,934	$30,714
Other current assets	134,227	124,256
Property, plant and equipment, net	786,024	799,093
Other assets	47,667	19,454
Total assets	$1,002,852	$973,517

Current liabilities	$115,289	$106,423
Long-term debt	412,313	406,016
Other long-term liabilities	17,076	26,893
Stockholders’ equity	458,174	434,185
Total liabilities and stockholders’ equity	$1,002,852	$973,517

Segment Information (unaudited)

Three months ended Sept 30, 2015	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$65,424	$33,283	$12,472	$(4,185)	$106,994
(Loss)income before income taxes	(38,035)	(104)	3,301	(8,253)	(43,091)

Three months ended Sept 30, 2014	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$60,542	$36,174	$14,604	$(342)	$110,978
(Loss)income before income taxes	(15,174)	3,800	5,192	(8,063)	(14,245)
Nine months ended Sept 30, 2015	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$198,810	$101,675	$37,003	$(5,552)	$331,936
(Loss)income before income taxes	(66,355)	4,436	8,028	(24,748)	(78,639)

Nine months ended Sept 30, 2014	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$198,632	$109,003	$40,810	$(1,138)	$347,307
(Loss)income before income taxes	(30,541)	10,596	10,553	(10,459)	(19,851)

(1)

Adjusted EBITDA is a non-GAAP financial measure. Management uses adjusted EBITDA to evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that Adjusted EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of adjusted EBITDA to net income (loss):

	Three months ended Sept 30,		Nine months ended Sept 30,
	2015	2014	2015	2014

Net loss	$(27,376)	$(7,010)	$(49,489)	$(11,401)
Non-cash hedge adjustments	2,961	(1,091)	(6,805)	(1,692)
Non-cash compensation expense	1,358	1,174	4,105	3,584
Severance and other - Monaca	-	464	-	1,889
Income tax benefit	(15,715)	(7,235)	(29,150)	(8,450)
Interest expense	10,017	8,968	28,245	12,502
Interest and other income	(488)	(4,144)	(13,073)	(6,911)
Depreciation and amortization	14,188	10,528	41,178	23,496
Adjusted EBITDA	$(15,055)	$1,654	$(24,989)	$13,017

CONTACT:
Horsehead Holding Corp.
Robert D. Scherich, 724-773-9000
Vice President & CFO